1933 Act File No. 333-187822

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No. 1	☒

Post-Effective Amendment No.

LORD ABBETT SECURITIES TRUST

(Exact Name of Registrant as Specified in Charter)

(800) 201-6984

(Area Code and Telephone Number)

90 Hudson Street

Jersey City, New Jersey 07302-3973

(Address of Principal Executive offices

Number, Street, City,

State, Zip Code)

Thomas R. Phillips, Vice President and Assistant Secretary

90 Hudson Street

Jersey City, New Jersey 07302-3973

(Address of Principal Executive Offices

Number, Street, City,

State, Zip Code)

Approximate Date of Proposed Public Offering: AS SOON AS

PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

UNDER THE SECURITIES ACT OF 1933, as amended.

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933: NO FILING FEE IS REQUIRED BECAUSE AN INDEFINITE NUMBER OF SHARES HAVE PREVIOUSLY BEEN REGISTERED PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940, as amended. A RULE 24F-2 NOTICE FOR THE REGISTRANT’S FISCAL YEAR ENDED OCTOBER 31, 2012 WAS FILED WITH THE COMMISSION ON JANUARY 29, 2013.

TITLE OF THE SECURITIES BEING REGISTERED: SHARES OF BENEFICIAL INTEREST

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT MAY BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a), SHALL DETERMINE.

The Registrant’s combined prospectus/proxy statement, statement of additional information, and Part C filed on Form N-14 (File No. 333-187822) on April 9, 2013 are incorporated herein by reference.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Amended Registration Statement has been signed on behalf of the Registrant, in the City of Jersey City, and State of New Jersey on the 26th day of April, 2013.

LORD ABBETT SECURITIES TRUST

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

By:	/s/ Joan A. Binstock
Joan A. Binstock
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

E. Thayer Bigelow*	Chairman and Trustee	April 26, 2013
E. Thayer Bigelow

Daria L. Foster*	President, Chief Executive Officer, and Trustee	April 26, 2013
Daria L. Foster

Robert B. Calhoun, Jr.*	Trustee	April 26, 2013
Robert B. Calhoun, Jr.

Evelyn E. Guernsey*	Trustee	April 26, 2013
Evelyn E. Guernsey

Julie A. Hill*	Trustee	April 26, 2013
Julie A. Hill

Franklin W. Hobbs*	Trustee	April 26, 2013
Franklin W. Hobbs

James M. McTaggart*	Trustee	April 26, 2013
James M. McTaggart

James L.L. Tullis*	Trustee	April 26, 2013
James L.L. Tullis

/s/ Thomas R. Phillips
By: Thomas R. Phillips
Attorney-in-Fact *

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Lawrence H. Kaplan, Lawrence B. Stoller, Thomas R. Phillips, and Brooke A. Fapohunda, each of them, with full power to act without the other, his or her true lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all Registration Statements on Form N-14 and any amendment thereto (including pre and post-effective amendments) relating to the reorganizations listed below and to file the same, with all exhibits thereto, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Target Fund	Acquiring Fund
Lord Abbett Equity Trust – Lord Abbett Small–Cap Blend Fund	Lord Abbett Securities Trust – Lord Abbett Value Opportunities Fund

Signature	Title

/s/ E. Thayer Bigelow	Chairman and Trustee
E. Thayer Bigelow

/s/ Daria L. Foster	President, CEO and Trustee
Daria L. Foster

/s/ Robert B. Calhoun, Jr.	Trustee
Robert B. Calhoun, Jr.

/s/ Evelyn E. Guernsey	Trustee
Evelyn E. Guernsey

/s/ Julie A. Hill	Trustee
Julie A. Hill

/s/ Franklin W. Hobbs	Trustee
Franklin W. Hobbs

/s/ James M. McTaggart	Trustee
James M. McTaggart

/s/ James L. L. Tullis	Trustee
James L.L. Tullis

Dated:  February 28, 2013